EXHIBIT 99.3

TO BUSINESS, MEDICAL AND HEALTH EDITORS:

ISTA Pharmaceuticals Submits Supplemental New Drug Application for

Vitrase for Use as a Spreading Agent

New, Lower Concentration Product

IRVINE, Calif., Aug. 2 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today announced that the Company has submitted a supplemental New Drug Application (sNDA) with the U.S. Food & Drug Administration (FDA) seeking approval for a single-use, 150 USP Units/mL vial of Vitrase® (hyaluronidase for injection; lyophilized, ovine) for use as a spreading agent. The Company believes that the new vial size would be optimal for spreading agent use.

Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA stated, “We believe that a smaller vial size that is already reconstituted will greatly enhance the convenience of using Vitrase as a spreading agent by ophthalmologists and increase their familiarity with the product. Assuming timely FDA review and approval, we hope to have the new smaller vial size on the market during the first quarter of 2005.”

ABOUT VITRASE®

ISTA’s Vitrase® is a proprietary formulation of highly purified ovine hyaluronidase. In May 2004, the FDA approved Vitrase in a 6,200 USP Units multi-purpose vial, for use as a spreading agent to facilitate the absorption and dispersion of other injected drugs. In addition, Vitrase has been studied for the treatment of vitreous hemorrhage and diabetic retinopathy. For additional information concerning the availability of Vitrase® for use as a spreading agent, please call 1-877-4Vitrase, or 1-877-484-8727, or send an e-mail to Vitrase@istavision.com.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: risks and uncertainties related to the timing or outcome of ISTA’s product development efforts and the FDA or other regulatory agency approval or actions; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004, respectively.

SOURCE ISTA Pharmaceuticals, Inc.

-0-             08/02/2004

/CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; Media — Justin Jackson, jjackson@burnsmc.com, Investors — Lisa Burns or Aline Schimmel, aschimmel@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/FCMN Contact: mronan@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA)